Exhibit 99


The following full financial statements of Pro-Fac Cooperative, Inc. (which has fully and unconditionally, jointly and severally guaranteed, on an unsecured senior subordinated basis, the Company's obligations under its 11-7/8% Senior Subordinated Notes) are included with this Form 10-K as required by Rule 3-10 of Regulation S-X.

              MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL STATEMENTS

Management is responsible for the preparation and integrity of the financial statements and related notes which begin on the page following the "Report of Independent Accountants." These statements have been prepared in accordance with accounting principles generally accepted in the United States.

The Cooperative's accounting systems include internal controls designed to provide reasonable assurance of the reliability of its financial records and the proper safeguarding and use of its assets. Such controls are monitored through the internal and external audit programs.

The financial statements have been audited by PricewaterhouseCoopers LLP, independent accountants, who were responsible for conducting their examination in accordance with generally accepted auditing standards. Their resulting report is on the subsequent page.

The Board of Directors exercises its responsibility for these financial statements. The independent accountants and internal auditors of the Cooperative have full and free access to the Board. The Board periodically meets with the independent accountants and the internal auditors, without management present, to discuss accounting, auditing and financial reporting matters.

/s/ Dennis M. Mullen                 /s/ Earl L. Powers
--------------------                 ------------------
    Dennis M. Mullen                    Earl L. Powers
    President and                       Executive Vice President Finance and
    Chief Executive Officer             Chief Financial Officer
    Agrilink Foods, Inc.                Agrilink Foods, Inc.

                                        Treasurer
                                        Pro-Fac Cooperative, Inc.

    August 1, 2000

                        Report of Independent Accountants

To the Shareholders and
Board of Directors of
Pro-Fac Cooperative, Inc.

In our opinion, the consolidated financial statements listed under Item 8 of this Form 10-K present fairly, in all material respects, the financial position of Pro-Fac Cooperative, Inc. and its subsidiaries at June 24, 2000 and June 26, 1999, and the results of their operations and their cash flows for each of the three years in the period ended June 24, 2000, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Cooperative's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Our audits of the consolidated financial statements also included an audit of the financial statement schedule listed in the accompanying index and appearing under Item 14 of this Form 10-K. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein for the fiscal years ended June 24, 2000, June 26, 1999, and June 27, 1998 when read in conjunction with the related consolidated financial statements.

PRICEWATERHOUSECOOPERS LLP



/s/ PricewaterhouseCoopers LLP

   Rochester, New York
   August 1, 2000

                              FINANCIAL STATEMENTS


Pro-Fac Cooperative, Inc. and Consolidated Subsidiaries - Agrilink Foods, Inc. and AgriFrozen Foods, Inc.
Consolidated Statements of Operations, Net Proceeds, and Comprehensive Income
(Dollars in Thousands)

                                                                                                Fiscal Years Ended

                                                                                ------------------------------------------------
                                                                                June 24, 2000    June 26, 1999     June 27, 1998
                                                                                -------------    -------------     -------------

Net sales                                                                        $ 1,268,542      $1,238,946        $  719,665
Cost of sales                                                                       (882,861)       (877,438)         (524,082)
                                                                                 -----------      ----------        ----------
Gross profit                                                                         385,681         361,508           195,583
Selling, administrative, and general expenses                                       (286,562)       (291,395)         (141,739)
Gains on sales of assets                                                               6,635          64,734                 0
Restructuring                                                                              0          (5,000)                0
Income from joint venture                                                              2,418           2,787             1,893
                                                                                 -----------      ----------        ----------
Operating income                                                                     108,172         132,634            55,737
Interest expense                                                                     (83,511)        (67,420)          (30,767)
Amortization of debt issue costs associated with the Bridge Facility                       0          (5,500)                0
                                                                                 -----------      ----------        ----------
Pretax income before extraordinary item, dividends, and
   allocation of net proceeds                                                         24,661          59,714            24,970
Tax provision                                                                         (8,497)        (24,746)           (7,840)
                                                                                 -----------      ----------        ----------
Income before extraordinary item, dividends, and allocation of net proceeds           16,164          34,968            17,130
Extraordinary item relating to the early extinguishment of debt (net of
   income taxes)                                                                           0         (18,024)                0
                                                                                 -----------      ----------        ----------
Net income                                                                       $    16,164      $   16,944        $   17,130
                                                                                 ===========      ==========        ==========

Allocation of Net Proceeds:
   Net income                                                                    $    16,164      $   16,944        $   17,130
   Dividends on common and preferred stock                                            (7,410)         (6,734)           (6,328)
                                                                                 -----------      ----------        ----------
   Net proceeds                                                                        8,754          10,210            10,802
   Allocation to earned surplus                                                       (3,832)        (10,210)           (4,662)
                                                                                 -----------      -----------       ----------
   Net proceeds available to members                                             $     4,922      $        0        $    6,140
                                                                                 ===========      ==========        ==========

Allocation of net proceeds available to members:
   Payable to members currently (30% of qualified proceeds
     available to members in fiscal 2000 and 25% in fiscal 1998)                 $     1,477      $        0        $    1,535

   Allocated to members but retained by the Cooperative:

     Qualified retains                                                                 3,445               0             4,605
                                                                                 -----------      ----------        ----------
     Net proceeds available to members                                           $     4,922      $        0        $    6,140
                                                                                 ===========      ==========        ==========

Net income                                                                       $    16,164      $   16,944        $   17,130
Other comprehensive income:
   Minimum pension liability                                                             238            (155)             (608)
                                                                                 -----------      ----------        ----------
Comprehensive income                                                             $    16,402      $   16,789        $   16,522
                                                                                 ===========      ==========        ==========

The accompanying notes are an integral part of these consolidated financial statements.



Pro-Fac Cooperative, Inc. and Consolidated Subsidiaries - Agrilink Foods, Inc. and AgriFrozen Foods, Inc.
Consolidated Balance Sheets
(Dollars in Thousands)

                                     ASSETS

                                                                                                        June 24, 2000  June 26, 1999
                                                                                                        -------------  -------------
Current assets:
   Cash and cash equivalents                                                                             $    4,994    $    6,540
   Accounts receivable, trade (net of allowances for doubtful accounts of $998 and $1,607, respectively)    101,065        88,249
   Accounts receivable, other                                                                                10,488         9,848
   Income taxes refundable                                                                                    9,869        11,295
   Current deferred tax assets                                                                               12,176        16,160
   Inventories -
     Finished goods                                                                                         290,195       281,005
     Raw materials and supplies                                                                              51,736        50,057
                                                                                                         ----------    ----------
       Total inventories                                                                                    341,931       331,062
                                                                                                         ----------    ----------
   Current investment in CoBank                                                                               2,927         2,403
   Prepaid manufacturing expense                                                                             26,364        22,075
   Prepaid expenses and other current assets                                                                 19,688        27,883
                                                                                                         ----------    ----------
       Total current assets                                                                                 529,502       515,515
Investment in CoBank                                                                                         16,203        19,693
Investment in Great Lakes Kraut Company, LLC                                                                  6,775         6,679
Property, plant, and equipment, net                                                                         348,359       367,255
Assets held for sale at net realizable value                                                                    339           890
Goodwill and other intangible assets (net of accumulated amortization of  $28,248 and $22,031,
   respectively)                                                                                            258,545       260,733
Other assets                                                                                                 27,543        25,714
                                                                                                         ----------    ----------
       Total assets                                                                                      $1,187,266    $1,196,479
                                                                                                         ==========    ==========

            LIABILITIES AND SHAREHOLDERS' AND MEMBERS' CAPITALIZATION

Current liabilities:
   Notes payable                                                                                         $   49,800    $   54,900
   Current portion of obligations under capital leases                                                          218           208
   Current portion of long-term debt                                                                         16,583         8,670
   Accounts payable                                                                                          89,612       107,159
   Accrued interest                                                                                          11,398         5,974
   Accrued employee compensation                                                                             11,216        15,127
   Other accrued expenses                                                                                    66,397        64,603
   Dividends payable                                                                                             41            45
   Amounts due AgriFrozen growers                                                                             2,060         1,453
   Amounts due Class A members                                                                               21,696        20,045
                                                                                                         ----------    ----------
       Total current liabilities                                                                            269,021       278,184
Obligations under capital leases                                                                                520           568
Long-term debt                                                                                              679,205       702,322
Deferred income tax liabilities                                                                              36,825        23,072
Other non-current liabilities                                                                                33,852        32,222
Non-controlling interest in AgriFrozen                                                                        8,000         8,000
                                                                                                         ----------    ----------
       Total liabilities                                                                                  1,027,423     1,044,368
                                                                                                         ----------    ----------
Commitments and contingencies

Class B cumulative redeemable preferred stock, liquidation preference $10 per share, authorized 500,000 shares; issued and outstanding 23,664

     and 26,061, respectively                                                                                   237           261
Class A common stock, par value $5, authorized 5,000,000 shares

                                                               June 24, 2000           June 26, 1999
                                                               -------------           -------------

   Shares issued                                                 2,132,981               1,995,740
   Shares subscribed                                               233,977                 384,649
                                                                 ---------               ---------
       Total subscribed and issued                               2,366,958               2,380,389
   Less subscriptions receivable in installments                  (233,977)               (384,649)
                                                                 ---------               ---------
       Total issued and outstanding                              2,132,981               1,995,740           10,665         9,979
                                                                 =========               =========
Class B common stock, par value $5, authorized 2,000,000 shares;
   issued and outstanding 723,229 and 0, respectively                                                             0             0
Shareholders' and members' capitalization:
   Retained earnings allocated to members                                                                    16,591        25,573
   Non-qualified allocation to members                                                                          300         2,050
Non-cumulative Preferred Stock, par value $25, authorized 5,000,000
   shares; issued and outstanding 34,400 and 39,635, respectively                                               860           991
Class A Cumulative Preferred Stock, liquidation preference $25 per share;
   authorized 10,000,000 shares; issued and outstanding 4,249,007 and
     3,694,495, respectively                                                                                106,225        92,362
Special membership interests                                                                                      0             0
Earned surplus                                                                                               25,490        21,658
Accumulated other comprehensive income:
   Minimum pension liability adjustment                                                                        (525)         (763)
                                                                                                         ----------    ----------
       Total shareholders' and members' capitalization                                                      148,941       141,871
                                                                                                         ----------    ----------
       Total liabilities and capitalization                                                              $1,187,266    $1,196,479
                                                                                                         ==========    ==========


The accompanying notes are an integral part of these consolidated financial statements.



Pro-Fac Cooperative, Inc. and Consolidated Subsidiaries - Agrilink Foods, Inc. and AgriFrozen Foods, Inc.
Consolidated Statements of Cash Flows
(Dollars in Thousands)

                                                                                            Fiscal Years Ended

                                                                            June 24, 2000        June 26, 1999        June 27, 1998
                                                                            -------------        -------------        -------------
Cash Flows from Operating Activities:
   Net income                                                                $  16,164           $   16,944            $  17,130
   Amount payable to members currently                                          (1,477)                   0               (1,535)
   Adjustments to reconcile net income to net cash (used in)/provided by operating activities:
     Extraordinary item relating to the early extinguishment of debt
       (net of income taxes)                                                         0               18,024                    0
     Interest-in-kind on Subordinated Promissory Note                            1,571                  782                    0
     Gains on sales of assets                                                   (6,635)             (64,734)                   0
     Loss on disposal of assets                                                      0                  353                    0
     Amortization of goodwill and other intangible assets                        8,768                9,396                3,581
     Amortization of debt issue costs                                            4,805                7,678                  800
     Depreciation                                                               32,605               24,752               18,009
     Provision for deferred taxes                                               13,636                9,949                  752
     Provision for losses on accounts receivable                                   201                  208                   17
     Equity in undistributed earnings of CoBank                                   (412)                (520)                (715)
     Change in assets and liabilities:
       Accounts receivable                                                     (10,992)                  32               (9,311)
       Inventories and prepaid manufacturing expenses                          (66,754)              34,388              (25,654)
       Income taxes payable/refundable                                           1,426               (5,231)              (1,626)
       Accounts payable and accrued expenses                                   (16,353)             (52,639)              18,145
       Amounts due to members                                                    1,651                 (591)               4,845
       Other assets and liabilities                                             13,371              (16,078)             (11,360)
                                                                             ---------           ----------            ---------
Net cash (used in)/provided by operating activities                             (8,425)             (17,287)              13,078
                                                                             ---------           ----------            ---------
Cash Flows from Investing Activities:
   Purchase of property, plant, and equipment                                  (26,983)             (23,787)             (14,056)
   Proceeds from disposals of property, plant, and equipment                    63,955               93,486               12,794
   Proceeds from sales of idle facilities                                          405                1,427                    0
   Proceeds from investment in CoBank                                            3,378                2,795                1,611
   Cash paid for acquisitions                                                     (250)            (516,052)              (7,423)
                                                                             ---------           ----------            ---------
Net cash provided by/(used in) investing activities                             40,505             (442,131)              (7,074)
                                                                             ---------           ----------            ---------
Cash Flows from Financing Activities:
   Net (payments on)/proceeds from note payable                                 (5,100)              54,900                    0
   Proceeds from issuance of long-term debt                                          0              719,263               11,180
   Payments on long-term debt                                                  (18,470)            (287,574)              (8,076)
   Payments on capital leases                                                     (239)                (283)                (616)
   Cash paid for debt issuance costs and amendments                             (2,624)             (19,354)                   0
   Issuance of stock, net of repurchases                                           662                  844                  140
   Cash paid in lieu of fractional shares                                            0                    0                   (9)
   Cash portion of non-qualified conversion                                       (445)                (153)                 (84)
   Cash dividends paid                                                          (7,410)              (6,734)              (6,328)
                                                                             ---------           ----------            ---------
Net cash (used in)/provided by financing activities                            (33,626)             460,909               (3,793)
                                                                             ---------           ----------            ---------
Net change in cash and cash equivalents                                         (1,546)               1,491                2,211
Cash and cash equivalents at beginning of period                                 6,540                5,049                2,838
                                                                             ---------           ----------            ---------
Cash and cash equivalents at end of period                                   $   4,994           $    6,540            $   5,049
                                                                             =========           ==========            =========

Supplemental Disclosure of Cash Flow Information:
   Cash paid during the year for:
     Interest (net of amount capitalized)                                    $  78,087           $   70,005            $  30,319
                                                                             =========           ==========            =========
     Income taxes, net                                                       $   6,622           $   14,742            $   8,714
                                                                             =========           ==========            =========

     Acquisition of Flavor Destinations trademark:
       Goodwill and other intangible assets                                  $     250           $        0            $       0
                                                                             =========           ==========            =========

     Acquisition of Agripac, Inc.:
       Accounts receivable                                                   $       0           $   12,563            $       0
       Inventories                                                                   0               39,055                    0
       Property, plant, and equipment                                                0               30,327                    0
       Prepaid expenses and other current assets                                     0                1,063                    0
       Discount on subordinated note                                                 0                8,157                    0
       Other non-current assets                                                      0                4,000                    0
       Other accrued expenses                                                        0              (10,644)                   0
       Other non-current liabilities                                                 0               (4,000)                   0
       Non-controlling interest                                                      0               (8,000)                   0
                                                                             ---------           ----------            ---------
                                                                                     0               72,521                    0
       Escrow                                                                        0                6,413                    0
                                                                             ---------           ----------            ---------
                                                                                     0               78,934                    0
       Discount on subordinated note                                                 0               (8,157)                   0
                                                                             ---------           ----------            ---------
                                                                             $       0           $   70,777            $       0
                                                                             =========           ==========            =========


The accompanying notes are an integral part of these financial statements.


Pro-Fac Cooperative, Inc. and Consolidated Subsidiaries - Agrilink Foods, Inc. and AgriFrozen Foods, Inc.
Consolidated Statements of Cash Flows (Continued)
(Dollars in Thousands)
                                                                                              Fiscal Years Ended

                                                                            -------------------------------------------------------
                                                                            June 24, 2000         June 26, 1999       June 27, 1998
                                                                            -------------         -------------       -------------
     Acquisition of Erin's Gourmet Popcorn:
       Inventories                                                           $       0            $      33            $       0
       Property, plant, and equipment                                                0                   26                    0
       Goodwill and other intangible assets                                          0                  554                    0
                                                                             ---------            ---------            ---------
                                                                             $       0            $     613            $       0
                                                                             =========            =========            =========
     Acquisition of Dean Foods Vegetable Company:
       Accounts receivable                                                   $       0            $  24,201            $       0
       Current deferred tax asset                                                    0               30,645                    0
       Inventories                                                                   0              195,674                    0
       Prepaid expenses and other current assets                                     0                6,374                    0
       Property, plant, and equipment                                                0              157,227                    0
       Assets held for sale                                                          0                   49                    0
       Goodwill and other intangible assets                                          0              178,377                    0
       Accounts payable                                                              0              (40,865)                   0
       Accrued employee compensation                                                 0               (8,437)                   0
       Other accrued expenses                                                        0              (74,845)                   0
       Long-term debt                                                                0               (2,752)                   0
       Subordinated promissory note                                                  0              (22,590)                   0
       Other assets and liabilities, net                                             0               (2,453)                   0
                                                                             ---------            ---------            ---------
                                                                             $       0            $ 440,605            $       0
                                                                             =========            =========            =========
     Acquisition of J.A. Hopay Distributing Co., Inc.:
       Accounts receivable                                                   $       0            $     420            $       0
       Inventories                                                                   0                  153                    0
       Property, plant, and equipment                                                0                   51                    0
       Goodwill and other intangible assets                                          0                3,303                    0
       Other accrued expenses                                                        0                 (251)                   0
       Obligation for covenant not to compete                                        0               (1,363)                   0
                                                                             ---------            ----------           ---------
                                                                             $       0            $   2,313            $       0
                                                                             =========            =========            =========
     Acquisition of DelAgra:
       Accounts receivable                                                   $       0            $       0            $     403
       Inventories                                                                   0                    0                3,212
       Prepaid expenses and other current assets                                     0                    0                   81
       Property, plant, and equipment                                                0                    0                1,842
       Goodwill and other intangible assets                                          0                    0                1,508
       Other accrued expenses                                                        0                    0                 (433)
                                                                             ---------            ---------            ---------
                                                                             $       0            $       0            $   6,613
                                                                             =========            =========            =========
     Acquisition of C&O Distributing Company:
       Property, plant, and equipment                                        $       0            $       0            $      54
       Goodwill and other intangible assets                                          0                    0                  756
                                                                             ---------            ---------            ---------
                                                                             $       0            $       0            $     810
                                                                             =========            =========            =========
     Investment in Great Lakes Kraut Company, LLC:
       Inventories                                                           $       0            $       0            $   2,175
       Prepaid expenses and other current assets                                     0                    0                  409
       Property, plant, and equipment                                                0                    0                6,966
       Other accrued expenses                                                        0                    0                  (62)
                                                                             ---------            ---------            ---------
                                                                             $       0            $       0            $   9,488
                                                                             =========            =========            =========
Supplemental schedule of non-cash investing and financing activities:

         Conversion of retains to preferred stock                            $  13,732            $   4,648            $   6,967
                                                                             =========            =========            =========
         Net proceeds allocated to members but retained by the Cooperative   $   3,445            $       0            $   4,605
                                                                             =========            =========            =========
         Capital lease obligations incurred                                  $     171            $     320            $     222
                                                                             =========            =========            =========

The accompanying notes are an integral part of these financial statements.


Pro-Fac Cooperative, Inc. and Consolidated Subsidiaries

Consolidated Statements of Changes in Shareholders' and Members' Capitalization and Redeemable Stock

(Dollars in Thousands)
                                                                                                  Fiscal Years Ended

                                                                                     ---------------------------------------------
                                                                                     June 24,        June 26,             June 27,
                                                                                       2000            1999                1998
                                                                                    ----------       -----------       -----------
Retained earnings allocated to members:
Qualified retains:
   Balance at beginning of period                                                   $   25,573       $   29,765        $   31,920
   Net proceeds allocated to members                                                     3,445                0             4,605
   Converted to preferred stock                                                        (12,427)          (4,191)           (6,751)
   Cash paid in lieu of fractional shares                                                    0               (1)               (9)
                                                                                    ----------       ----------        ----------
   Balance at end of period                                                             16,591           25,573            29,765
                                                                                    ----------       ----------        ----------
Non-qualified retains:
   Balance at beginning of period                                                   $    2,050       $    2,660        $    2,960
   Distribution of non-qualified retains -
     Cash paid                                                                            (445)            (153)              (84)
     Converted to preferred stock                                                       (1,305)            (457)             (216)
                                                                                    ----------       -----------       ----------
   Balance at end of period                                                                300            2,050             2,660
                                                                                    ----------       ----------        ----------
Total retains allocated to members at end of period                                 $   16,891       $   27,623        $   32,425
                                                                                    ----------       ----------        ----------
Non-cumulative preferred stock:
   Balance at beginning of period                                                   $      991       $    1,125        $    1,345
   Conversion to cumulative preferred stock                                               (131)            (134)             (220)
                                                                                    ----------       ----------        ----------
   Balance at end of period                                                         $      860       $      991        $    1,125
                                                                                    ----------       ----------        ----------
Cumulative preferred stock:
   Balance at beginning of period                                                   $   92,362       $   87,580        $   80,393
   Converted from non-cumulative preferred stock                                           131              134               220
   Converted from non-qualified retains                                                  1,305              457               216
   Converted from qualified retains                                                     12,427            4,191             6,751
                                                                                    ----------       ----------        ----------
   Balance at end of period                                                         $  106,225       $   92,362        $   87,580
                                                                                    ----------       ----------        ----------
Earned surplus:
   Balance at beginning of period                                                   $   21,658       $   11,448        $    6,786
   Allocation to earned surplus                                                          3,832           10,210             4,662
                                                                                    ----------       ----------        ----------
   Balance at end of period                                                         $   25,490       $   21,658        $   11,448
                                                                                    ----------       ----------        ----------
Accumulated other comprehensive income:

   Balance at beginning of period                                                   $     (763)      $     (608)       $        0
   Minimum pension liability adjustment                                                    238             (155)             (608)
                                                                                    ----------       ----------        ----------
   Balance at end of period                                                               (525)            (763)             (608)
                                                                                    ----------       -----------       ----------
Total shareholders' and members' capitalization                                     $  148,941       $  141,871        $  131,970
                                                                                    ==========       ==========        ==========

Redeemable stock:
Class B cumulative preferred stock:
   Balance at beginning of period                                                   $      261       $      270        $      315
   (Repurchased)/issued, net                                                               (24)              (9)              (45)
                                                                                    ----------       ----------        ----------
   Balance at end of period                                                         $      237       $      261        $      270
                                                                                    ==========       ==========        ==========
Common stock:
   Balance at beginning of period                                                   $    9,979       $    9,129        $    8,944
   Issued/(repurchased), net                                                               686              850               185
                                                                                    ----------       ----------        ----------
   Balance at end of period                                                         $   10,665       $    9,979        $    9,129
                                                                                    ==========       ==========        ==========

The accompanying notes are an integral part of these consolidated financial statements.


             PRO-FAC COOPERATIVE, INC. AND CONSOLIDATED SUBSIDIARIES
                 AGRILINK FOODS, INC. AND AGRIFROZEN FOODS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.    SUMMARY OF ACCOUNTING POLICIES

Pro-Fac is an agricultural cooperative which processes and markets crops grown by its members through its wholly-owned subsidiary Agrilink Foods, Inc.
("Agrilink Foods") and through its subsidiary AgriFrozen Foods, Inc. ("AgriFrozen") in which it has a controlling interest. Unless the context otherwise requires, the terms "Cooperative" and "Pro-Fac" refer to Pro-Fac Cooperative, Inc. and its subsidiaries.

Agrilink Foods has four primary product lines including: vegetables, fruits, snacks, and canned meals. The majority of each of the product lines' net sales is within the United States. AgriFrozen has vegetables as its one primary product line. The majority of each of the product lines' net sales are within the United States. In addition, all of the Cooperative's operating facilities, excluding one in Mexico, are within the United States.

The accompanying consolidated financial statements have been prepared in accordance with accounting principles, generally accepted in the United States, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Fiscal Year: The fiscal year of Pro-Fac ends on the last Saturday in June. Fiscal 2000, 1999, and 1998 each comprised 52 weeks.

Consolidation: The consolidated financial statements include the Cooperative and its subsidiaries, Agrilink Foods and AgriFrozen. The financial statements are after elimination of intercompany transactions and balances. Investments in affiliates, owned more than 20 percent but not in excess of 50 percent, are recorded under the equity method of accounting.

Reclassification: Certain items for fiscal 1999 and 1998 have been reclassified to conform with the current presentation.

Restructuring: During the third quarter of fiscal 1999, Agrilink Foods began implementation of a corporate-wide restructuring program. The overall objectives of the plan were to reduce expenses, improve productivity, and streamline operations. The total restructuring charge amounted to $5.0 million and was primarily comprised of employee termination benefits (which have improved annual earnings by $8.0 million). Efforts have focused on the consolidation of operating functions and the elimination of approximately 5 percent of the work force. Reductions in personnel include operational and administrative positions. Of this charge, $3.3 million has been liquidated to date, and the remaining termination benefits will be liquidated within the next 12 months.

Extraordinary Item Relating to the Early Extinguishment of Debt: During fiscal 1999, Agrilink Foods refinanced its existing indebtedness, including its 12 1/4 percent Senior Subordinated Notes due 2005 and its then existing bank debt. Premiums and breakage fees associated with early redemptions and other fees incurred amounted to $18.0 million (net of applicable income taxes of $10.4 million). See NOTE 3 to the "Notes to Consolidated Financial Statements."

Cash and Cash Equivalents: Cash and cash equivalents include short-term investments with original maturities of three months or less. There were no such short-term investments at June 24, 2000 or June 26, 1999.

Inventories: Inventories are stated at the lower of cost or market on the first-in, first-out ("FIFO") method. Reserves recorded at June 24, 2000 and June 26, 1999 were $3,385,000, and $8,401,000, respectively. Reductions to the reserve were recorded in fiscal 2000 as related inventory was disposed, primarily associated with AgriFrozen.

Investment in CoBank: The Cooperative's investment in CoBank is required as a condition of borrowings. These securities are not physically issued by CoBank, but rather the Cooperative is notified as to their monetary value. The investment is carried at cost plus the Cooperative's share of the undistributed earnings of CoBank (that portion of patronage refunds not distributed currently in cash).

Earnings on the Cooperative's investment in CoBank in fiscal year 2000, 1999, and 1998 amounted to $590,000, $743,000, and $1,023,000, respectively.

Prepaid Manufacturing Expense: Allocation of manufacturing overhead to finished goods produced is on the basis of a production period; thus at the end of each period, manufacturing costs incurred by seasonal plants, subsequent to the end of previous pack operations, are deferred and included in the accompanying balance sheet. Such costs are applied to finished goods during the next production period and recognized as an element of cost of goods sold.

Property, Plant, and Equipment and Related Lease Arrangements: Property, plant, and equipment are depreciated over the estimated useful lives of the assets using the straight-line method, half-year convention, over 4 to 40 years.

Lease arrangements are capitalized when such leases convey substantially all of the risks and benefits incidental to ownership. Capital leases are amortized over either the lease term or the life of the related assets, depending upon available purchase options and lease renewal features.

Assets held for sale are separately classified on the balance sheet. The recorded value represents an estimate of net realizable value.

Goodwill and Other Intangibles: Goodwill and other intangible assets include the cost in excess of the fair value of net tangible assets acquired in purchase transactions and acquired non-competition agreements and trademarks. Goodwill and other intangible assets, stated net of accumulated amortization, are amortized on a straight-line basis over 3 to 35 years. The Cooperative periodically assesses whether there has been a permanent impairment in the value of goodwill. This is accomplished by determining whether the estimated, undiscounted future cash flows from operating activities exceed the carrying value of goodwill as of the assessment date. Should aggregate future cash flows be less than the carrying value, a writedown would be required, measured by the difference between the discounted future cash flows and the carrying value of goodwill.

Other Assets: Other assets are primarily comprised of debt issuance costs. The debt issuance costs are amortized over the term of the debt. Amortization expense incurred, including $5,500,000 of fees associated with the Bridge Facility in fiscal 1999, were $2,758,000, $7,678,000, and $800,000 in fiscal
2000, 1999, and 1998, respectively.

Income Taxes: Income taxes are provided on non-patronage income for financial reporting purposes. Deferred income taxes resulting from temporary differences between financial reporting and tax reporting as well as from the issuance of non-qualified retains are appropriately classified in the balance sheet.

Pension: The Cooperative and its subsidiaries have several pension plans and participate in various union pension plans which on a combined basis cover substantially all employees. Charges to income with respect to plans sponsored by the Cooperative and its subsidiaries are based upon actuarially determined costs. Pension liabilities are funded by periodic payments to the various pension plan trusts.

Derivative Financial Instruments: The Cooperative does not engage in interest rate speculation. Derivative financial instruments are utilized to hedge interest rate risks and are not held for trading purposes.

Agrilink Foods has entered into interest rate swap agreements to limit exposure to interest rate movements. Net payments or receipts are accrued into prepaid expenses and other current assets and/or other accrued expenses and are recorded as adjustments to interest expense. Interest rate instruments are entered into for periods no greater than the life of the underlying transaction being hedged. Management anticipates that all interest rate derivatives will be held to maturity. Any gains or losses on prematurely terminated interest rate derivatives will be recognized over the remaining life, if any, of the underlying transaction as an adjustment to interest expense.

Commodities Options Contracts: In connection with the purchase of certain commodities for anticipated manufacturing requirements, the Cooperative occasionally enters into options contracts as deemed appropriate to reduce the effect of price fluctuations. These options contracts are accounted for as hedges and, accordingly, gains and losses are deferred and recognized in cost of sales as part of the product cost. These activities are not significant to the Cooperative's operations as a whole.

Foreign Currency: The Cooperative hedges certain foreign currency transactions by entering into forward exchange contracts. Gains and losses associated with currency rate changes on forward exchange contracts hedging foreign currency transactions are recorded in earnings upon settlement. In fiscal 2000, the Cooperative entered into forward exchange contracts to hedge aggregate foreign currency exposures of approximately $11.5 million. The forward exchange contracts have varying maturities ranging from July 2000 to April 2001 with cash settlements made at maturity based upon rates agreed to at contract inception.

Recently Issued Accounting Statements: In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. In June 1999, the FASB issues SFAS 137, which deferred the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000, and requires all derivatives be measured at fair value and recorded on a company's balance sheet as an asset or liability, depending upon the company's underlying rights or obligations associated with the derivative instrument. Agrilink Foods and AgriFrozen are currently investigating the impact of this pronouncement.

Casualty Insurance: The Cooperative is insured for workers compensation and automobile liability through a primarily self-insured program. The Cooperative accrues for the estimated losses from both asserted and unasserted claims. The estimate of the liability for unasserted claims arising from unreported incidents is based on an analysis of historical claims data. The accrual for casualty insurance at June 24, 2000 and June 26, 1999 was $5.2 million and $6.3 million, respectively.

Environmental Expenditures: Environmental expenditures that pertain to current operations are expensed or capitalized consistent with the Cooperative's capitalization policy. Expenditures that result from the remediation of an existing condition caused by past operations that do not contribute to current or future revenues are expensed. Liabilities are recorded when remedial activities are probable, and the cost can be reasonably estimated.

Advertising: Production costs of commercials and programming are charged to operations in the year first aired. The cost of other advertising promotion and marketing programs are charged in the year incurred. Advertising expense incurred in fiscal 2000, 1999, and 1998 amounted to $43,597,000, $38,192,000, and $9,878,000, respectively.

Earnings Per Share Data Omitted: Earnings per share amounts are not presented as earnings are not distributed to members in proportion to their common stock holdings. Earnings (representing those earnings derived from patronage-sourced business) are distributed to members in proportion to the dollar value of deliveries under Pro-Fac contracts rather than based on the number of shares of common stock held.

Disclosures About Fair Value of Financial Instruments: The following methods and
assumptions   were  used  by  the  Cooperative  in  estimating  the  fair  value disclosures for financial instruments:

         Cash and Cash Equivalents and Notes Payable: The carrying amount approximates fair value because of the short maturity of these instruments.

         Long-Term Investments: The carrying value of the investment in CoBank was $19.1 million at June 24, 2000. As there is no market price for this investment, a reasonable estimate of fair value is not possible.

         Long-Term Debt: The fair value of the long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered for debt of the same remaining maturities. See
         NOTE 5 to the "Notes to Consolidated Financial Statements."

NOTE 2.       AGREEMENTS WITH AGRILINK FOODS AND AGRIFROZEN

Agrilink Foods: The contractual relationship between Pro-Fac and Agrilink Foods is defined in the Pro-Fac Marketing and Facilitation Agreement (the "Pro-Fac Marketing Agreement"). Under the Pro-Fac Marketing Agreement, Agrilink Foods pays Pro-Fac the commercial market value ("CMV") for all crops supplied by Pro-Fac. CMV is defined as the weighted average price paid by other commercial processors for similar crops sold under preseason contracts and in the open market in the same or competing market area. Although CMV is intended to be no more than the fair market value of the crops purchased by Agrilink Foods, it may be more or less than the price Agrilink Foods would pay in the open market in the absence of the Pro-Fac Marketing Agreement.

Under the Pro-Fac Marketing Agreement, Agrilink Foods paid Pro-Fac $69.6 million, $62.2 million, and $58.5 million as CMV for crops purchased from Pro-Fac in fiscal years 2000, 1999, and 1998, respectively. The crops purchased by Agrilink Foods from Pro-Fac Class A members represented approximately 55 percent, 71 percent, and 76 percent of the raw agricultural crops purchased by Agrilink Foods from Pro-Fac in fiscal 2000, 1999, and 1998, respectively.

Under the Pro-Fac Marketing Agreement, Agrilink Foods is required to have on its board of directors individuals who are neither members of nor affiliated with Pro-Fac ("Disinterested Directors"), the number of Disinterested Directors must at least equal the number of directors who are members of Pro-Fac's board of directors. The volume and type of crops to be purchased by Agrilink Foods from Pro-Fac under the Pro-Fac Marketing Agreement are determined pursuant to its annual profit plan, which requires the approval of a majority of the
Disinterested Directors of Agrilink Foods. In addition, in any year in which Agrilink Foods has earnings on products which were processed from crops supplied by Pro-Fac ("Pro-Fac Products"), Agrilink Foods pays to Pro-Fac up to 90 percent of such earnings, but in no case more than 50 percent of all pretax earnings
(before dividing with Pro-Fac) of Agrilink Foods. In years in which Agrilink Foods has losses on Pro-Fac Products, Agrilink Foods reduces the CMV it would otherwise pay to Pro-Fac by up to 90 percent of such losses, but in no case by more than 50 percent of all pretax losses (before dividing with Pro-Fac) of Agrilink Foods. Additional patronage income is paid to Pro-Fac for services provided to Agrilink Foods, including the provision of a long-term, stable crop supply, favorable payment terms for crops and the sharing of risks in losses of certain operations of the business. For fiscal years ended 2000 and 1998, such additional patronage income amounted to $12.3 million and $12.5 million, respectively. During fiscal 1999, there was no additional patronage income. Under the Pro-Fac Marketing Agreement, Pro-Fac is required to reinvest at least 70 percent of the additional patronage income in Agrilink Foods. Subsequent to the acquisition date, Pro-Fac has invested an additional $29.9 million in Agrilink Foods.

AgriFrozen: The contractual relationship between Pro-Fac and AgriFrozen is defined in a marketing and facilitation agreement between Pro-Fac and AgriFrozen (the "AgriFrozen Marketing Agreement"). Under this agreement, AgriFrozen purchases raw products from Pro-Fac and processes and markets the finished products. AgriFrozen will pay Pro-Fac CMV for the crops supplied by Pro-Fac. In addition, in any year in which AgriFrozen has earnings, AgriFrozen will distribute such earnings to members of Pro-Fac. However, in the event AgriFrozen experiences any losses, AgriFrozen will deduct the losses from the total CMV payable. The agreement permits AgriFrozen to pay 20 percent in cash and retain 80 percent of its earnings on Pro-Fac products as working capital.

Under the AgriFrozen Marketing Agreement, AgriFrozen paid Pro-Fac $14.0 million in CMV for crops purchased in fiscal 2000.

Under the AgriFrozen Marketing Agreement, the board of directors of AgriFrozen is required to consist of: (i) at least three and as many as five directors who are individuals who currently serve as directors of Pro-Fac and who are chosen by Pro-Fac's board of directors; (ii) one director who is nominated by the president of Agrilink Foods from among Agrilink Foods' management employees; and
(iii)  any  number  of  disinterested  directors  who  are  to be  elected  from individuals suggested by the president of Agrilink Foods. Disinterested directors are persons who are neither employees, shareholders, nor otherwise affiliated with Pro-Fac or AgriFrozen, but may include a disinterested director of Agrilink Foods.

NOTE 3.       ACQUISITIONS AND DISPOSALS

Fiscal 2000 -

Sale of Pickle Business: On June 23, 2000, Agrilink Foods sold its pickle business based in Tacoma, Washington to Dean Pickle and Specialty Products Company. This business included pickle, pepper, and relish products sold primarily under the Nalley and Farman's brand names. Agrilink Foods received proceeds of approximately $10.3 million which were applied to bank loans ($4.0 million of which was applied to the Term Loan Facility and $6.3 million of which was applied to Agrilink Foods' Revolving Credit Facility). A gain of approximately $4.3 million was recognized on this transaction.

On July 21, 2000, Agrilink Foods sold the machinery and equipment utilized in the production of pickles and other related products to Dean Pickle and Specialty Products Company. No significant gain or loss was recognized on this transaction. Net proceeds of approximately $3.2 million were applied to the Term Loan Facility.

This transaction did not include any other products carrying the Nalley brand name, including prepared canned meal products. Agrilink Foods will continue to contract pack Nalley and Farman's pickle products for a period of two years at the existing Tacoma processing plant which Agrilink Foods will operate.

Under a related agreement, the Cooperative will supply raw cucumbers grown in the Northwestern United States to Dean Pickle and Specialty Products Company for a minimum 10-year period at market pricing.

Sale of Midwest Private Label Canned Vegetable Business: On November 8, 1999, Agrilink Foods completed the sale of its Midwest private label canned vegetable business to Seneca Foods. Included in this transaction was the Arlington, Minnesota facility. Agrilink Foods received proceeds of approximately $42.4 million which were applied to borrowings outstanding under Agrilink Foods' Revolving Credit Facility. In addition, Seneca Foods issued to Agrilink Foods a $5.0 million unsecured subordinated promissory note due February 8, 2009. This transaction did not include Agrilink Foods' retail branded canned vegetables, Veg-All and Freshlike. No significant gain or loss was recognized on this transaction.

On December 17, 1999, Agrilink Foods completed the sale of the Cambria, Wisconsin processing facility to Del Monte. Agrilink received proceeds of approximately $10.5 million which were applied to bank loans ($6.0 million of which was applied to the Term Loan Facility and $4.5 million of which was applied to Agrilink's Revolving Credit Facility). A gain of approximately $2.3 million was recognized on this transaction. The sale also includes an agreement for Del Monte to produce a portion of Agrilink Foods' product needs during the 2000 packing season.

Fiscal 1999 -

Acquisition  of Agripac  Frozen  Vegetable  Business:  On February 23, 1999,  PF
Acquisition II, Inc., which does business under the name AgriFrozen Foods ("AgriFrozen"), acquired the frozen vegetable business of Agripac, Inc. ("Agripac"), an Oregon cooperative.

AgriFrozen was formed in January 1999 under the corporation laws of New York State. AgriFrozen was formed to acquire substantially all of the assets of Agripac related to its frozen vegetable processing business. On January 4, 1999 Agripac filed a voluntary petition under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Oregon. On January 22, 1999 Agripac, as debtor-in-possession, filed a motion with the Bankruptcy Court for authority to sell substantially all of the assets comprising its frozen food processing business. The bankruptcy court confirmed the sale of Agripac's frozen food processing assets to AgriFrozen by an order entered on February 18, 1999.

The purchase price for the assets was $80.5 million. AgriFrozen paid an additional $7.8 million in related expenses, including $6.4 million to prior member-growers of Agripac to obtain crop delivery agreements with AgriFrozen, and transaction expenses and miscellaneous costs totaling $1.4 million. AgriFrozen incurred an additional $1.2 million in severance costs associated with the acquisition and the implementation of AgriFrozen's business plan. In connection with, and as a condition to the consummation of the acquisition, AgriFrozen entered into a sufficient number of crop delivery contracts with prior member growers of Agripac acceptable to AgriFrozen.

The acquisition was accounted for under the purchase method of accounting. Under purchase accounting tangible and identifiable intangible assets acquired are recorded at their respective fair values. Final allocations of purchase price were made within one year of the acquisition date.

In order to consummate the acquisition, AgriFrozen (i) entered into a credit facility with CoBank, ACB ("CoBank) (the "CoBank Credit Facility") providing for $30 million of term loan borrowings and a revolving credit facility (the "CoBank Revolving Credit Facility") of $55 million in fiscal 2000 and $50 million in each year thereafter and (ii) issued a $12 million Subordinated Promissory Note to CoBank. Neither Pro-Fac nor Agrilink Foods guaranteed the debts of AgriFrozen or otherwise pledged any of their respective properties as security for the CoBank financing. All of AgriFrozen's indebtedness is expressly without recourse to Pro-Fac and Agrilink Foods.

Phase I environmental audits were performed on the facilities acquired from Agripac, including lease properties. A number of environmental conditions requiring remedial action have been identified, but none of them individually, or in the aggregate, are expected to exceed $4.0 million debt reduction for environmental remediation to be provided by CoBank.

As part of its business strategy, AgriFrozen has also entered into an administrative services agreement with Agrilink Foods to provide it with certain management consulting and administrative services.

The effects of the Agripac acquisition are not material and accordingly, have been excluded from the pro forma information presented below. The operations from Agripac have been included in the Company's Statement of Operations since the acquisition date.

Sale of Adams Brand Peanut Butter Operations: On January 29, 1999, Agrilink Foods sold the Adams brand peanut butter operations to the J.M. Smucker Company. Agrilink Foods received proceeds of approximately $13.5 million which were applied to outstanding bank loans. A gain of approximately $3.5 million was recognized on this transaction.

Acquisition of Erin's Gourmet Popcorn: On January 5, 1999, Agrilink Foods acquired the assets of Erin's Gourmet Popcorn ("Erin's"), a Seattle-based, ready-to-eat popcorn manufacturer. The acquisition was accounted for as a purchase. The purchase price was approximately $0.6 million. Intangibles of approximately $0.6 million were recorded in conjunction with this transaction and are being amortized over 3 to 30 years.

The effects of the Erin's acquisition are not material, and accordingly, have been excluded from the pro forma information presented below. The operations from Erin's have been included in the Company's Statement of Operations since the acquisition date.

Acquisition of Dean Foods Vegetable Company: On September 24, 1998, Agrilink Foods acquired the Dean Foods Vegetable Company ("DFVC"), the frozen and canned vegetable business of Dean Foods Company ("Dean Foods"), by acquiring all the outstanding capital stock of Dean Foods Vegetable Company and Birds Eye de Mexico SA de CV (the "DFVC Acquisition"). In connection with the DFVC Acquisition, Agrilink Foods sold its aseptic business to Dean Foods. Agrilink Foods paid $360 million in cash, net of the sale of the aseptic business, and issued to Dean Foods a $30 million unsecured subordinated promissory note due November 22, 2008 (the "Dean Foods Subordinated Promissory Note"), as
consideration for the DFVC Acquisition. Agrilink Foods had the right, exercisable until July 15, 1999, to require Dean Foods, jointly with Agrilink Foods, to treat the DFVC Acquisition as an asset sale for tax purposes under
Section 338(h)(10) of the Internal Revenue Code. On April 15, 1999, Agrilink Foods paid $13.2 million to Dean Foods and exercised the election.

After the DFVC Acquisition, DFVC was merged into Agrilink Foods. DFVC has been one of the leading processors of vegetables in the United States, selling its products under well-known brand names, such as Birds Eye, Freshlike and Veg-All, and various private labels. Agrilink Foods believes that the DFVC Acquisition strengthens its competitive position by: (i) enhancing its brand recognition and market position, (ii) providing opportunities for cost savings and operating efficiencies and (iii) increasing its product and geographic diversification.

The DFVC Acquisition was accounted for under the purchase method of accounting. Under purchase accounting, tangible and identifiable intangible assets acquired and liabilities assumed were recorded at their respective fair values. Goodwill associated with the DFVC Acquisition is being amortized over 30 years.

The following unaudited pro forma financial information presents a summary of consolidated results of operations of Pro-Fac and DFVC as if the acquisition had occurred at the beginning of the 1999 fiscal year.

(Dollars in Millions)

                                                      Fiscal Year Ended
                                                        June 26, 1999

Net sales                                                   $1,336.0
Income before extraordinary items                           $   25.1
Net income                                                  $    7.1

These unaudited pro forma results have been prepared for comparative purposes only and include adjustments for additional depreciation expense and amortization and interest expense on acquisition debt. They do not purport to be indicative of the results of operations which actually would have resulted had the combination been in effect at the beginning of the 1999 fiscal year, or of the future operations of the consolidated entities.

Concurrently with the DFVC Acquisition, Agrilink Foods refinanced its then existing indebtedness (the "Refinancing"), including its 12 1/4 percent Senior Subordinated Notes due 2005 (the "Old Notes") and its then existing bank debt. On August 24, 1998, Agrilink Foods commenced a tender offer (the "Tender Offer") for all the Old Notes and consent solicitation to certain amendments under the indenture governing the Old Notes to eliminate substantially all the restrictive covenants and certain events of default therein. Substantially all of the $160 million aggregate principal amount of the Old Notes were tendered and purchased by Agrilink Foods for aggregate consideration of approximately $184 million, including accrued interest of $2.9 million. Agrilink Foods also terminated its then existing bank facility (including seasonal borrowings) and repaid $176.5 million, excluding interest owed and breakage fees outstanding thereunder. Agrilink Foods recognized an extraordinary item of $18.0 million (net of income taxes) in the first quarter of fiscal 1999 relating to this refinancing.

In order to consummate the DFVC Acquisition and the Refinancing and to pay the related fees and expenses, Agrilink Foods: (i) entered into a new credit facility (the "New Credit Facility") providing for $455 million of term loan borrowings (the "Term Loan Facility") and up to $200 million of revolving credit borrowings (the "Revolving Credit Facility"), (ii) entered into and drew upon a $200 million bridge loan facility (the "Bridge Facility") and (iii) issued the $30 million Subordinated Promissory Note to Dean Foods. The Bridge Facility was repaid during November of 1998 principally with the proceeds from a new Senior Subordinated Note Offering (the "New Notes"). See NOTE 5 - "Debt - Senior Subordinated Notes 11 -7/8 Percent (due 2008)." Debt issue costs of $5.5 million associated with the Bridge Facility were expensed during the quarter ended December 26, 1998.

Acquisition of J.A. Hopay Distributing Co, Inc.: Effective July 21, 1998, Agrilink Foods acquired J.A. Hopay Distributing Co., Inc. ("Hopay") of Pittsburgh, Pennsylvania. Hopay distributed snack products for Snyder of Berlin, one of the Company's businesses included within its snack foods unit. The acquisition was accounted for as a purchase. The purchase price (net of liabilities assumed) was approximately $2.3 million. Intangibles of approximately $3.3 million were recorded in conjunction with this transaction and are being amortized over 5 to 30 years.

The effects of the Hopay acquisition are not material and, accordingly, have been excluded from the above pro forma presentation. The operations from Hopay have been included in the Company's Statement of Operations since the acquisition date.

Fiscal 1998 -

Sale of Michigan Distribution Center: Effective March 31, 1998, Agrilink Foods entered into a multiyear logistics agreement under which GATX Logistics will provide freight management, packaging and labeling services, and distribution support to and from production facilities owned by Agrilink Foods in and around Coloma, Michigan. The agreement included the sale of Agrilink Foods' labeling equipment and distribution center. Agrilink Foods received proceeds of $12.6 million for the equipment and facility which were applied to outstanding bank loans. No significant gain or loss occurred as a result of this transaction.

Acquisition of DelAgra Corp.: Effective March 30, 1998, Agrilink Foods acquired the majority of assets and the business of DelAgra Corp. of Bridgeville, Delaware. DelAgra Corp. is a producer of private label frozen vegetables. The acquisition was accounted for as a purchase. The purchase price was approximately $6.6 million. Goodwill of approximately $0.6 million and $0.9 million for a covenant not to compete were received in conjunction with this transaction. These amounts are being amortized over 30 and 5 years, respectively. The operations of DelAgra Corp. have been included in the Company's Statement of Operations since the acquisition date.

Acquisition of C&O Distributing Company: Effective March 9, 1998, Agrilink Foods acquired the majority of assets and the business of C&O Distributing Company of Canton, Ohio. C&O distributed snack products for Snyder of Berlin, one of Agrilink Foods' businesses included within its snack foods unit. The acquisition was accounted for as a purchase. The purchase price was approximately $0.8 million. Intangibles of approximately $0.8 million were recorded in conjunction with this transaction and are being amortized over 30 years. The operations of C&O have been included in the Company's Statement of Operations since the acquisition date.

Formation of New Sauerkraut Company: Effective July 1, 1997, Agrilink Foods and Flanagan Brothers, Inc. of Bear Creek, Wisconsin contributed all their assets involved in sauerkraut production to form a new sauerkraut company. This new company, Great Lakes Kraut Company, LLC, operates as a New York limited liability company with ownership and earnings divided equally between the two companies. The joint venture is accounted for using the equity method of accounting. Summarized financial information of Great Lakes Kraut Company, LLC is as follows:

Condensed Statement of Earnings
(Dollars in Thousands)

                                               Fiscal Years Ended
                              June 24, 2000       June 26, 1999    June 27, 1998

Net sales                       $  32,200           $  30,174         $ 27,620
Gross profit                    $   9,150           $   9,392         $  7,439
Operating income                $   5,488           $   6,267         $  4,411
Net income                      $   4,836           $   5,575         $  3,786

Condensed Balance Sheet
(Dollars in Thousands)

                              June 24, 2000       June 26, 1999

Current assets                  $  12,464           $  14,112
Noncurrent assets               $  22,081           $  21,669
Current liabilities             $  13,158           $  13,237
Noncurrent liabilities          $   4,579           $   5,736

NOTE 4.       PROPERTY, PLANT AND EQUIPMENT AND RELATED OBLIGATIONS

The following is a summary of property, plant and equipment and related obligations at June 24, 2000 and June 26, 1999:

(Dollars in Thousands)

                                                  June 24, 2000                                  June 26, 1999

                                        Owned         Leased                         Owned           Leased
                                         Assets        Assets           Total         Assets          Assets            Total
                                       ----------    ----------      -----------    ----------      ----------       --------

Land                                   $  18,943     $     0         $ 18,943       $  19,864       $      0         $  19,864
Land improvements                          7,828           0            7,828           7,907              0             7,907
Buildings                                114,428         395          114,823         112,229            395           112,624
Machinery and equipment                  307,890         936          308,826         296,658            827           297,485
Construction in progress                  14,499           0           14,499          19,507              0            19,507
                                       ---------     -------         --------       ---------       --------         ---------
                                         463,588       1,331          464,919         456,165          1,222           457,387
Less accumulated depreciation           (115,856)       (704)        (116,560)        (89,568)          (564)          (90,132)
                                       ---------     -------         --------       ---------       --------         ---------
Net                                    $ 347,732     $   627         $348,359       $ 366,597       $    658         $ 367,255
                                       =========     =======         ========       =========       ========         =========

Obligations under capital leases1                    $   738                                        $    776
Less current portion                                    (218)                                           (208)
                                                     -------                                        --------
Long-term portion                                    $   520                                        $    568
                                                     =======                                        ========


1 Represents the present value of net minimum lease payments calculated at the Cooperative's incremental borrowing rate at the inception of the leases, which ranged from 6.3 to 9.8 percent.


Interest capitalized in conjunction with construction amounted to approximately $691,000, $259,000, and $248,000 in fiscal 2000, 1999, and 1998, respectively.

The following is a schedule of future minimum lease payments together with the present value of the minimum lease payments related to capitalized leases, both as of June 24, 2000:

(Dollars in Thousands)

 Fiscal Year Ending Last                   Capital    Operating    Total Future
       Saturday In June                    Leases       Leases      Commitment
 ----------------------------              -------    -----------  ------------
        2001                               $   294     $  8,621      $  8,915
        2002                                   222        6,265         6,487
        2003                                   147        5,036         5,183
        2004                                   121        2,559         2,680
        2005                                    89        1,925         2,014
    Later years                                 35       10,954        10,989
                                           -------     --------      --------
 Net minimum lease payments                    908     $ 35,360      $ 36,268
                                                       ========      ========
 Less amount representing interest            (170)
                                           -------
 Present value of minimum lease payments   $   738
                                           =======

Total rent expense related to operating leases (including lease arrangements of less than one year which are not included in the previous table) amounted to $18,671,000, $15,352,000, and $12,250,000 for fiscal years 2000, 1999, and 1998, respectively.

NOTE 5.       DEBT

The following is a summary of long-term debt outstanding:

(Dollars in Thousands)
                                                                   June 24, 2000                          Total
                                                 --------------------------------------------            June 26,
                                                   Agrilink        AgriFrozen         Total                1999
                                                 ------------      ----------       ---------          -----------
Bank Debt                                        $   428,300         $ 30,000       $  458,300         $   476,600
Senior Subordinated Notes                            200,015                0          200,015             200,015
Subordinated Promissory Notes (net of discount)       26,144            4,493           30,637              27,378
Other                                                  6,836                0            6,836               6,999
                                                 -----------         --------       ----------         -----------
Total Debt                                           661,295           34,493          695,788             710,992
Less Current Portion                                 (16,583)               0          (16,583)             (8,670)
                                                 -----------         --------       ----------         -----------
Total Long-Term Debt                             $   644,712         $ 34,493       $  679,205         $   702,322
                                                 ===========         ========       ==========         ===========

AGRILINK FOODS DEBT

New Credit Facility (Bank Debt): In connection with the DFVC Acquisition, Agrilink Foods entered into the New Credit Facility with Harris Bank as Administrative Agent and Bank of Montreal as Syndication Agent, and the lenders thereunder. The New Credit Facility consists of a $200 million Revolving Credit Facility and a $455 million Term Loan Facility. The Term Loan Facility is comprised of the Term A Facility, which has a maturity of five years, the Term B Facility, which has a maturity of six years, and the Term C Facility, which has a maturity of seven years. The Revolving Credit Facility has a maturity of five years. All previous bank debt was repaid in conjunction with the execution of the New Credit Facility.

The New Credit Facility bears interest, at Agrilink Foods' option, at the Administrative Agent's alternate base rate or the London Interbank Offered Rate ("LIBOR") plus, in each case, applicable margins of: (i) in the case of alternate base rate loans, (x) 1.00 percent for loans under the Revolving Credit Facility and the Term A Facility, (y) 2.75 percent for loans under the Term B Facility and (z) 3.00 percent for loans under the Term C Facility and (ii) in the case of LIBOR loans, (x) 2.75 percent for loans under the Revolving Credit Facility and the Term A Facility, (y) 3.75 percent for loans under the Term B
Facility and (z) 4.00 percent for loans under the Term C Facility. The Administrative Agent's "alternate base rate" is defined as the greater of: (i) the prime commercial rate as announced by the Administrative Agent or (ii) the Federal Funds rate plus 0.50 percent. The fiscal 2000 weighted-average rate of interest applicable to the Term Loan Facility was 9.51 percent. In addition, Agrilink Foods pays a commitment fee calculated at a rate of 0.50 percent per annum on the daily average unused commitment under the Revolving Credit Facility.

Utilizing outstanding balances at June 24, 2000, the Term Loan Facility is subject to the following amortization schedule:

(Dollars in Millions)

Fiscal Year   Term Loan A   Term Loan B     Term Loan C       Total
-----------   -----------   -----------     -----------       -----

    2001        $  10.0        $  0.4         $   0.4        $  10.8
    2002           10.0           0.4             0.4           10.8
    2003           10.0           0.4             0.4           10.8
    2004            9.2           0.4             0.4           10.0
    2005            0.0         190.5             0.4          190.9
    2006            0.0           0.0           195.0          195.0
                -------        ------         -------        -------
                $  39.2        $192.1         $ 197.0        $ 428.3
                =======        ======         =======        =======

The Term Loan Facility is subject to mandatory prepayment under various scenarios as defined in the New Credit Facility. During fiscal 2000, Agrilink Foods made mandatory prepayments of $10.0 million from proceeds of the sale of the Cambria facility and the pickle operations. In addition, during fiscal 2000 principal payments of $8.3 million were made on the Term Loan facilities.

Agrilink Foods' obligations under the New Credit Facility are collateralized by a first-priority lien on: (i) substantially all existing or after-acquired assets, tangible or intangible, (ii) the capital stock of certain of Pro-Fac's (excluding AgriFrozen), current and future subsidiaries and (iii) all of Agrilink Foods' rights under the agreement to acquire DFVC (principally indemnification rights) and the Marketing and Facilitation Agreement between Agrilink Foods and Pro-Fac. Agrilink Foods' obligations under the New Credit Facility are guaranteed by Pro-Fac (excluding AgriFrozen) and certain of Agrilink Foods' subsidiaries.

The New Credit Facility contains customary covenants and restrictions on Agrilink Foods' ability to engage in certain activities, including, but not limited to: (i) limitations on the incurrence of indebtedness and liens, (ii) limitations on sale-leaseback transactions, consolidations, mergers, sale of assets, transactions with affiliates and investments and (iii) limitations on dividend and other distributions. The New Credit Facility also contains financial covenants requiring Pro-Fac to maintain a minimum level of consolidated EBITDA, a minimum consolidated interest coverage ratio, a minimum consolidated fixed charge coverage ratio, a maximum consolidated leverage ratio and a minimum level of consolidated net worth. Under the Credit Agreement, the assets, liabilities, and results of operations of AgriFrozen are not consolidated with Pro-Fac for purposes of determining compliance with the covenants. In August of 1999, Pro-Fac negotiated an amendment to the original covenants. In conjunction with this amendment, Pro-Fac incurred a fee of approximately $2.6 million. This fee is being amortized over the remaining life of the New Credit Facility. Pro-Fac and Agrilink Foods are in compliance with all covenants, restrictions and requirements under the terms of the New Credit Facility as amended.

Interest  Rate  Protection  Agreements:   Agrilink  Foods  has  entered  into  a
three-year interest rate swap agreement with the Bank of Montreal in the notional amount of $150 million. The swap agreement provides for an interest rate of 4.96 percent over the term of the swap payable by Agrilink Foods in exchange for payments at the published three-month LIBOR. In addition, Agrilink Foods entered into a separate interest rate swap agreement with the Bank of Montreal in the notional amount of $100 million for an initial period of three years. This swap agreement provides for an interest rate of 5.32 percent over the term of the swap, payable by Agrilink Foods in exchange for payments at the published three-month LIBOR. Agrilink Foods entered into these agreements in order to manage its interest rate risk by exchanging its floating rate interest payments for fixed rate interest payments.

Agrilink Foods had a two-year option to extend the maturity date on one of the interest rate swap agreements with a notional amount of $100,000,000. On June 8, 1999, Agrilink Foods sold this option to Bank of Montreal for approximately $2,050,000. The gain resulting from the sale is being recognized over the remaining interest rate swap life.

Senior Subordinated Notes - 11-7/8 Percent (due 2008): To extinguish the Subordinated Bridge Facility, Agrilink Foods issued Senior Subordinated Notes ("New Notes") for $200 million aggregate principal amount due November 1, 2008. Interest on the New Notes accrues at the rate of 11-7/8 percent per annum and is payable semiannually in arrears on May 1 and November 1.

The New Notes represent general unsecured obligations of Agrilink Foods, subordinated in right of payment to certain other debt obligations of Agrilink Foods (including Agrilink Foods' obligations under the New Credit Facility). The New Notes are guaranteed by Pro-Fac and certain of Agrilink Foods' subsidiaries.

The New Notes contain customary covenants and restrictions on Agrilink Foods' ability to engage in certain activities, including, but not limited to: (i) limitations on the incurrence of indebtedness and liens; (ii) limitations on consolidations, mergers, sales of assets, transactions with affiliates; and
(iii) limitations on dividends and other distributions. Agrilink Foods is in compliance with all covenants, restrictions, and requirements under the New Notes.

Subordinated Bridge Facility: To complete the DFVC Acquisition, Agrilink Foods entered into a Subordinated Bridge Facility (the "Bridge Facility"). During November 1998, the net proceeds from the sale of the New Notes, together with borrowings under the Revolving Credit Facility, were used to repay all the indebtedness outstanding ($200 million plus accrued interest) under the Bridge Facility. The outstanding indebtedness under the Bridge Facility accrued interest at an approximate rate per annum of 10 1/2 percent. Debt issuance costs associated with the Bridge Facility of $5.5 million were fully amortized during the second quarter of fiscal 1999.

Dean Foods Subordinated Promissory Note: As partial consideration for the DFVC Acquisition, Agrilink Foods issued to Dean Foods the Dean Foods Subordinated Promissory Note for $30 million aggregate principal amount due November 22, 2008. Interest on the note is accrued quarterly in arrears commencing December 31, 1998, at a rate per annum of 5 percent until November 22, 2003, and at a rate of 10 percent thereafter. As the stated rates on the note are below market value, Agrilink Foods has imputed the appropriate discount utilizing an effective interest rate of 11-7/8 percent. Interest accruing through November 22, 2003 is required to be paid in kind through the issuance by Agrilink Foods of additional subordinated promissory notes identical to the note. Agrilink Foods satisfied this requirement through the issuance of six additional promissory notes each for approximately $0.4 million. Interest accruing after November 22, 2003 is payable in cash. The notes may be prepaid at Agrilink Foods' option without premium or penalty.

The note is expressly subordinate to the New Credit Facility and the New Notes and contains no financial covenants. The note is guaranteed by Pro-Fac.

Senior Subordinated Notes - 12 1/4 Percent Due 2005 ("Old Notes"): In conjunction with the DFVC Acquisition, Agrilink Foods repurchased $159,985,000 principal amount of its Old Notes, of which $160 million aggregate principal amount was previously outstanding. Agrilink Foods paid a total of approximately $184 million to repurchase the Old Notes, including interest accrued thereon of $2.9 million. Holders who tendered consented to certain amendments to the indenture relating to the Old Notes, which eliminated or amended substantially all the restrictive covenants and certain events of default contained in such indenture. Agrilink Foods may repurchase the remaining Old Notes in the future in open market transactions, privately negotiated purchases or otherwise.

Revolving Credit Facility ("Notes Payable"): Borrowings under Agrilink Foods' Revolving Credit Facility (excluding AgriFrozen) were as follows:

(Dollars in Thousands)

                                                                 Fiscal    Years
                                                   Ended June 24,  2000 June 26,
                                                   1999 June 27, 1998

                                                   -------------    -------------    -------------
Balance at end of period                             $   5,700        $  18,900         $     0
Rate at fiscal year end                                 9.375%              8.2%            0.0%
Maximum outstanding during the period                $ 156,100        $ 116,200         $66,000
Average amount outstanding during the period         $  90,800        $  76,700         $51,300
Weighted average interest rate during the period          8.5%              7.8%            7.0%

Agrilink Foods also maintains a Letter of Credit Facility which provides for the issuance of letters of credit through September 2000. As of June 24, 2000, there were $14.2 million of letters of credit outstanding. Management anticipates timely renewals of the Letter of Credit facilities.

Other Debt: Other debt of $6.8 million carries rates up to 10 percent at June 24, 2000.


Maturities: Total long-term debt maturities during each of the next five fiscal years for debt associated with Agrilink Foods are as follows: 2001, $16.6 million; 2002, $11.2 million; 2003, $11.1 million; 2004, $10.3 million; and
2005, $190.6 million. Provisions of the Term Loan require annual payments on the last day of each September of each year (commencing September 30, 1999) in an amount equal to the "annual cash sweep" (equivalent to approximately 75 percent of net income adjusted for certain cash and non-cash items) for the preceding fiscal year. As of June 24, 2000, there were no obligations under this provision. Provisions of the Term Loan Facility also require that net cash proceeds from the sale of businesses be applied to the Term Loan Facility.

Fair Value: The estimated fair value of Agrilink Foods' long-term debt outstanding was approximately $615.5 million and $673.7 million at June 24, 2000 and June 26, 1999, respectively. The fair value for long-term debt was estimated using either quoted market prices for the same or similar issues or the current rates offered to Agrilink Foods for debt with similar maturities.

AGRIFROZEN DEBT

CoBank Credit Facility (Bank Debt): In connection with the acquisition of Agripac's frozen vegetable processing business, AgriFrozen entered into a CoBank credit facility with CoBank, ACB ("CoBank"). The CoBank Credit Facility consists of a $30 million Term Loan Facility and a Revolving Credit Facility both of which mature on June 29, 2002. The Revolving Credit Facility commitment is $55 million for fiscal 2000 and in each year thereafter it is $50 million.

The CoBank term loan facility bears interest, at the option of AgriFrozen, at a fixed or variable rate. The fixed rate represents the CoBank cost of funds plus
4.19 percent. The variable rate is CoBank's "National Variable Rate," which is a reference rate established by CoBank. In addition, AgriFrozen is obligated to pay a commitment fee calculated at a rate of 0.50 percent per annum on the amount by which the CoBank revolving credit facility commitment exceeds the greater of (i) $50 million or (ii) the average daily aggregate of the revolving credit facility advances. There is an interest cap, which includes the fees on the CoBank Revolving Credit Facility. The interest rate cap was $1.9 million for the initial period ending June 26, 1999 and is $5.5 million for each subsequent fiscal year.

AgriFrozen's obligations under the CoBank Credit Facility are collateralized by a first-priority lien on substantially all existing or after acquired assets, tangible or intangible, of AgriFrozen.

AgriFrozen's obligations under the CoBank Credit Facility are not guaranteed by Pro-Fac or Agrilink Foods and are expressly nonrecourse as to Pro-Fac and Agrilink Foods.

The CoBank Credit Facility contains customary covenants and restrictions on AgriFrozen's ability to engage in certain activities, including, but not limited to: (i) limitations on the incurrence of indebtedness and liens, (ii) limitations on consolidations, mergers, sale of assets, acquisitions and transactions with affiliates and third parties (iii) limitations on dividends and other distributions and (iv) limitations on capital expenditures and administrative expenses. The CoBank Credit Facility also contains financial covenants that are effective beginning in fiscal 2000. The covenants require AgriFrozen to maintain a minimum level of EBITDA and a maximum leverage ratio. AgriFrozen is in compliance with or has obtained waivers or amendments for its covenants, restrictions, and requirements under the terms of the CoBank Credit Facility.

CoBank Subordinated Promissory Note: As partial consideration for the acquisition of Agripac's frozen vegetable processing business, AgriFrozen issued to CoBank the CoBank Subordinated Promissory Note for $12 million aggregate principal amount. Interest on the note is payable quarterly in arrears commencing February 22, 2004 until February 22, 2009 at a rate per annum of 5 percent, and at a rate of 7 percent thereafter. As the stated rates on the note are below market value, AgriFrozen has imputed the appropriate discount utilizing an effective interest rate of 13 percent. Interest accruing for the period from February 22, 2004 until February 22, 2009 is payable in kind through the issuance by AgriFrozen of additional subordinated promissory notes identical to the note. Quarterly principal payments are due commencing March 31, 2009 each equal to 1/40 of the principal balance on March 31, 2009 with a final lump-sum payment due February 22, 2014. The note may be prepaid at AgriFrozen's option without premium or penalty.

The note is expressly subordinate to the CoBank Credit Facility. The note is collateralized by the assets of AgriFrozen, but it is not guaranteed by Pro-Fac or Agrilink Foods and is expressly non-recourse as to Pro-Fac and Agrilink Foods.

Revolving Credit Facility ("Notes Payable"): Borrowings under AgriFrozen's Revolving Credit Facility were as follows:


(Dollars in Thousands)

                                                        Fiscal Years Ended
                                                 June 24, 2000     June 26, 1999

Balance at end of period                           $  44,100         $  36,000
Rate at fiscal year end                                11.00%             9.25%
Maximum outstanding during the period              $  51,000         $  36,970
Average amount outstanding during the period       $  42,482         $  11,548
Weighted average interest rate during the period       10.01%             9.25%

Fair Value: The estimated fair value of AgriFrozen's long-term debt outstanding was approximately $34.5 and $34.0 million at June 24, 2000 and June 26, 1999, respectively. The fair value for long-term debt was estimated using the current rates offered to AgriFrozen for debt with similar maturities.

NOTE 6.       TAXES ON INCOME

Taxes on income before extraordinary item include the following:

(Dollars in Thousands)

                                     Fiscal Years Ended
                        June 24, 2000   June 26, 1999      June 27, 1998

Federal -
  Current                 $ (4,929)         $12,781          $  6,214
  Deferred                  12,734            8,972             1,201
                           --------         -------          --------
                             7,805           21,753             7,415
State and foreign -
  Current                     (210)           2,016               874
  Deferred                     902              977              (449)
                           --------         -------          --------
                               692            2,993               425
                           --------         -------          --------
                           $ 8,497          $24,746          $  7,840
                           ========         =======          ========

A reconciliation of the consolidated effective tax rate to the amount computed by applying the federal income tax rate to income before taxes and extraordinary item is as follows:


                                                                          Fiscal Years Ended

                                                                   --------------------------------
                                                                   June 24,    June 26,    June 27,
                                                                     2000        1999        1998
                                                                   --------    --------    --------

Statutory federal rate                                               35.0%      35.0%        35.0%
State and foreign income taxes, net of federal income tax effect      2.9        3.5          2.3
Allocation to members                                                (7.0)       0.0         (8.6)
Goodwill amortization                                                 5.1        5.9          3.9
Dividend received deduction                                          (0.2)      (0.4)        (1.2)
Other, net                                                           (1.4)      (1.4)         0.0
                                                                     ----       ----         ----
Effective Tax Rate                                                   34.4%      42.6%        31.4%
                                                                     ====       ====         ====

The consolidated deferred tax (liabilities)/assets consist of the following:

(Dollars in Thousands)

                                                  June 24, 2000   June 26, 1999

Liabilities:
   Depreciation                                   $  (41,033)      $  (28,468)
   Goodwill and other intangible assets               (5,796)          (1,379)
   Prepaid manufacturing expense                     (10,152)          (7,086)
   Prepaid expenses and other current assets               0           (1,672)
   Investment in Great Lakes Kraut Company, LLC       (1,727)          (1,892)
   Discount on Subordinated Promissory Notes          (5,208)          (2,882)
                                                  ----------       ----------
                                                     (63,916)         (43,379)
                                                  ----------       ----------
Assets:
   Non-qualified retains                                 105              697
   Inventories                                        12,922            9,182
   Credits and operating loss carryforwards            7,820            1,538
   Accrued employee compensation                       1,795            5,316
   Insurance accruals                                  3,259            4,422
   Pension/OPEB accruals                              10,752            7,353
   Restructuring reserve                                 661            1,556
   Promotional reserves                                  371              867
   Other                                               7,334            6,945
                                                  ----------       ----------
                                                      45,019           37,876
                                                  ----------       ----------
   Net deferred liabilities                          (18,897)          (5,503)
   Valuation allowance                                (5,752)          (1,409)
                                                  ----------       ----------
                                                  $  (24,649)      $   (6,912)
                                                  ==========       ==========

During fiscal 2000, the Cooperative increased the valuation allowance in the amount of $4.3 million. This valuation allowance was primarily established for state net operating losses and credits generated during the year. As the Cooperative cannot assure that realization is more likely than not to occur, a valuation allowance has been recorded.

During fiscal 1999, Agrilink Foods utilized the $5.5 million of net operating loss carryforwards ($1.9 million of tax). The benefits for these net operating losses had been recorded in previous years.

In January 1995, the Boards of Directors of Agrilink Foods and Pro-Fac approved appropriate amendments to the Bylaws of Agrilink Foods to allow Agrilink Foods to qualify as a cooperative under Subchapter T of the Internal Revenue Code. In August 1995, Agrilink Foods and Pro-Fac received a favorable ruling from the Internal Revenue Service approving the change in tax treatment effective for fiscal 1996. This ruling also confirmed that the change in Agrilink Foods tax status would have no effect on Pro-Fac's ongoing treatment as a cooperative under Subchapter T of the Internal Revenue Code of 1986.

NOTE 7.       PENSIONS, PROFIT SHARING, AND OTHER EMPLOYEE BENEFITS

Pensions: The Cooperative has primarily noncontributory defined benefit plans covering most employees. The benefits for these plans are based primarily on years of service and employees' pay near retirement. The Cooperative's funding policy is consistent with the funding requirements of Federal law and regulations. Plan assets consist principally of common stocks, corporate bonds and US government obligations.

The Cooperative also participates in several union sponsored pension plans. It is not possible to determine the Cooperative's relative share of the accumulated benefit obligations or net assets for these plans.

Pension cost for fiscal years ended 2000 and 1999 includes the following components:

(Dollars in Thousands)

                                                                                Pension Benefits
                                                                                Fiscal Years Ended

                                                                          June 24, 2000     June 26, 1999
Change in benefit obligation:
   Benefit obligation at beginning of period                               $  110,833        $  101,504
   Service cost                                                                 6,520             4,727
   Interest cost                                                                7,592             6,953
   Plan participants' contributions                                               160               242
   Amendments                                                                   2,296                 0
   Actuarial (gain)/loss                                                      (16,122)            4,976
   Benefits paid                                                               (9,584)           (7,569)
                                                                           ----------        ----------
     Benefit obligation at end of period                                      101,695           110,833
                                                                           ----------        ----------
Change in plan assets:
   Fair value of assets at beginning of period                                108,183           107,253
   Actual return on plan assets                                                12,941             8,000
   Employer contribution                                                          256               257
   Plan participants' contributions                                               160               242
   Benefits paid                                                               (9,584)           (7,569)
                                                                           ----------        ----------
     Fair value of assets at end of period                                    111,956           108,183
                                                                           ----------        ----------
Plan funded status:                                                            10,261            (2,650)
   Unrecognized prior service cost                                              2,181              (131)
   Unrecognized actuarial gain                                                (29,217)          (10,810)
   Union plans                                                                      0               (31)
                                                                           ----------        ----------
     Accrued benefit liability prior to additional minimum liability          (16,775)          (13,622)
Amounts recognized in the statement of financial position consist of:
   Accrued benefit liability                                                  (17,300)          (14,385)
   Accumulated other comprehensive income                                         525               763
                                                                           ----------        ----------
     Net amount recognized                                                 $  (16,775)       $  (13,622)
                                                                           ==========        ==========

Weighted-average assumptions:
   Discount rate                                                                  8.0%              7.0%
   Expected return on plan assets                                                 9.5%             10.0%
   Rate of compensation increase                                                  4.5%              4.5%


                                                                                  Pension Benefits

                                                                  --------------------------------------------------
                                                                                 Fiscal Years Ended

                                                                  --------------------------------------------------
                                                                  June 24, 2000     June 26, 1999      June 27, 1998
                                                                  -------------     -------------      -------------
Components of net periodic benefit cost:


   Service cost                                                       $  6,520        $   4,727          $ 2,796
   Interest cost                                                         7,592            6,953            6,776
   Expected return on plan assets                                      (10,604)         (10,528)          (8,708)
   Amortization of prior service cost                                      (16)             (15)             (22)
   Amortization of gain                                                    (51)            (741)            (593)
   Union costs                                                              37               81               88
                                                                      --------        ---------          -------
   Net periodic cost                                                  $  3,478        $     477          $   337
                                                                      ========        =========          =======

The Cooperative maintains a non-tax qualified Supplemental Executive Retirement Plan which provides additional retirement benefits to two prior executives who retired prior to November 4, 1994.

On January 28, 1992, the Cooperative adopted a Non-Qualified Excess Benefit Retirement Plan which serves to provide employees with the same retirement benefit they would have received from Agrilink Foods' retirement plan under the career average base pay formula, but for changes required under the 1986 Tax Reform Act and the compensation limitation under Section 401(a)(17) of the Internal Revenue Code having been revised in the 1992 Omnibus Budget Reform Act.

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the two non-qualified retirement plans with accumulated benefit obligations in excess of plan assets were:

(Dollars in Thousands)

                                    Supplemental Executive Retirement Plan            Excess Benefit Retirement Plan
                                    ---------------------------------------         -----------------------------------
                                              Fiscal Years Ended                            Fiscal Years Ended
                                    ---------------------------------------         -----------------------------------
                                    June 24, 2000           June 26, 1999           June 24, 2000         June 26, 1999
                                    -------------           -------------           -------------         -------------

Projected benefit obligation          $ 1,729                 $  1,895                 $  1,159             $  1,128
Accumulated benefit obligation          1,729                    1,895                      834                  855
Plan assets                                 0                        0                        0                    0

Postretirement Benefits Other Than Pensions: Generally, other than pensions, the Cooperative does not pay retirees' benefit costs. Various exceptions exist, which have evolved from union negotiations, early retirement incentives and existing retiree commitments from acquired companies.

The Cooperative has not prefunded any of its retiree medical or life insurance liabilities. Consequently there are no plan assets held in a trust, and there is no expected long-term rate of return assumption for purposes of determining the annual expense.

The plan's funded status was as follows:

(Dollars in Thousands)

                                                                                        Other Benefits
                                                                                      Fiscal Years Ended

                                                                          June 24, 2000              June 26, 1999

Change in benefit obligation:
   Benefit obligation at beginning of period                               $    6,507                   $    2,758
   Service cost                                                                   184                           90
   Interest cost                                                                  433                          250
   (Decrease due to sale)/increase due to acquisition                            (295)                       2,065
   Actuarial (gain)/loss                                                         (715)                       1,932
   Benefits paid                                                                 (456)                        (588)
                                                                           ----------                   ----------
     Benefit obligation at end of period                                        5,658                        6,507
                                                                           ----------                   ----------
Change in plan assets:
   Fair value of assets at beginning of period                                      0                            0
   Employer contribution                                                          456                          588
   Benefits paid                                                                 (456)                        (588)
                                                                           -----------                  ----------
     Fair value of assets at end of period                                          0                            0
                                                                           ----------                   ----------
Plan funded status:                                                            (5,658)                      (6,507)
   Unrecognized actuarial loss                                                    717                        1,886
                                                                           ----------                   ----------
     Accrued benefit liability                                                 (4,941)                      (4,621)
Amounts recognized in the statement of financial position consist of:

   Accrued benefit liability                                                   (4,941)                      (4,621)
                                                                           ----------                   ----------
     Net amount recognized                                                 $   (4,941)                  $   (4,621)
                                                                           ==========                   ==========

Weighted-average assumptions:
   Discount rate                                                                  8.0%                         7.0%
   Expected return on plan assets                                                  N/A                          N/A
   Rate of compensation increase                                                  4.5%                         4.5%

                                                                                          Other Benefits

                                                                        --------------------------------------------------
                                                                        June 24, 2000     June 26, 1999       June 27, 1998
                                                                        -------------     -------------       -------------
Components of net periodic benefit cost:
   Service cost                                                           $     184          $     90           $       6
   Interest cost                                                                433               250                 198
   Amortization of loss/(gain)                                                  159                 0                 (10)
                                                                          ---------          --------           ----------
   Net periodic cost                                                      $     776          $    340           $     194
                                                                          =========          ========           =========

For measurement purposes, an 8.5 percent rate of increase in the per capita cost of covered health care benefits was assumed for fiscal 2000. The rate was assumed to decrease gradually to 5.0 percent for 2007 and remain at that level thereafter.

The Cooperative sponsors benefit plans that provide postretirement medical and life insurance benefits for certain current and former employees. For the most part, current employees are not eligible for the postretirement medical coverage. As such, the assumed health care trend rates have an insignificant effect on the amounts reported for the postretirement benefits plan. One-percentage point change in the assumed health care trend rates would have the following effect:


                                                               1-Percentage       1-Percentage
                                                              Point Increase     Point Decrease

Effect on total of service and interest cost components        $   47,913         $   (43,868)
Effect on postretirement benefit obligation                    $  283,765         $  (260,670)

Retirement Savings and Incentive Plan: Under the Retirement Savings and Incentive Plan ("RSIP"), the Cooperative makes an incentive contribution to the RSIP if certain pre-established earnings goals are achieved. In addition, the Cooperative contributes 401(k) matching contributions to the plan for the benefit of employees who elect to defer a portion of their salary into the plan. During fiscal 2000, 1999, and 1998, the Cooperative allocated $1,076,000, $888,000, and $475,000, respectively, in the form of matching contributions and $0, $0, and $400,000, respectively, in the form of incentive contributions for the benefit of its employees.

In addition, Agrilink Foods also maintains a Non-qualified Retirement Savings Plan in which the Cooperative allocates matching contributions for the benefit of "highly compensated employees" as defined under Section 414(q) of the Internal Revenue Code. During fiscal 2000, 1999, and 1998, the Cooperative allocated $243,000, $208,000, and $131,000 respectively in the form of matching contributions to this plan.

Long-Term Incentive Plan: On June 24, 1996, the Cooperative introduced a long-term incentive program, the Agrilink Foods Equity Value Plan, which it has amended from time to time. The Equity Value Plan provides performance units to a select group of management. The future value of the performance units is determined by the Company's performance on earnings and debt repayment.

Units issued in 1996 through 1999 vest 25 percent each year after the first anniversary of the grant, becoming 100 percent vested on the fourth anniversary of grant. For units granted in 1996, the appreciated value of units in excess of the initial grant price is paid as cash compensation on the tenth anniversary of grant. The total units granted in 1996 were 248,511 at $13.38. For units granted in 1997, 1998 and 1999, the final value of the performance units is determined on the fourth anniversary of grant. One-third of the appreciated value of units in excess of the initial grant price is paid as cash compensation over each of the subsequent three years. The total units granted from 1997 through 1999 were 402,715 at $26.00 per unit in 1999, 308,628 at $21.88 per unit in 1998, and
176,278 at $25.04 per unit in 1997.

For units granted in 2000, the final value of the performance units is discretionary. Units granted in 2000 vest 100 percent on the fourth anniversary of grant. The total units granted in 2000 were 371,806.

Units forfeited since the inception of the plan include 8,731 at $26.00, 9,418 at $21.88, 18,362 at $25.04, and 27,165 at $13.38.

The value of the grants from the Agrilink Foods Equity Value Plan will be based on Agrilink's future earnings and debt repayment.

Employee Stock Purchase Plan: During fiscal 1996 the Cooperative introduced an Employee Stock Purchase Plan which affords employees the opportunity to purchase semi-annually, in cash or via payroll deduction, shares of Class B Cumulative Pro-Fac Preferred Stock to a maximum value of 5 percent of salary. The purchase price of such shares is par value, $10 per share. During fiscal 2000, 1999, and 1998, 23,664, 26,061, and 27,043 shares, respectively, were held by employees, and there were no shares subscribed to as of June 24, 2000.

NOTE 8.       OPERATING SEGMENTS

During fiscal 1999, the Cooperative adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise" (SFAS 131). SFAS No. 131 establishes requirements for reporting information about operating segments and establishes standards for related disclosures about products and services, and geographic areas. SFAS No. 131 also replaces the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of reportable segments. As management makes the majority of its operating decisions based upon the Cooperative's significant product lines, The Cooperative has elected to utilize significant product lines in determining its operating segments. The Cooperative's four primary operating segments are as follows: vegetables, fruit, snacks, and canned meals.

The vegetable product line consists of canned and frozen vegetables, chili beans, and various other products. Branded products within the vegetable category include Birds Eye, Birds Eye Voila!, Freshlike, Veg-All, McKenzies, and Brooks Chili Beans. The fruit product line consists of canned and frozen fruits including fruit fillings and toppings. Branded products within the fruit category include Comstock and Wilderness. The snack product line consists of potato chips, popcorn and other corn-based snack items. Branded products within the snacks category include Tim's Cascade Chips, Snyder of Berlin, Husman, La Restaurante, Erin's, Beehive, Pops-Rite, Super Pop, and Flavor Destinations. The canned meal product line includes canned meat products such as chilies, stew, and soups, and various other ready-to-eat prepared meals. Branded products within the canned meals category include Nalley. Other product lines primarily represent salad dressings. Branded products within the "other category" include Bernstein's and Nalley.


The following table illustrates the Cooperative's operating segment information:

(Dollars in Millions)                                                                      Fiscal Years Ended
                                                                          --------------------------------------------------
                                                                          June 24, 2000      June 26, 1999     June 27, 1998
                                                                          -------------      -------------     -------------
Net Sales:
   Vegetables                                                               $    886.6         $    763.1       $   233.1
   Fruits                                                                        110.4              111.5           119.7
   Snacks                                                                         87.3               87.9            83.7
   Canned Meals                                                                   60.3               64.2            64.0
   Other                                                                          54.5               73.0            58.6
                                                                            ----------         ----------       ---------
     Continuing segments                                                       1,199.1            1,099.7           559.1
   Businesses sold                                                                69.4              139.2           160.6
                                                                            ----------         ----------       ---------
         Total                                                              $  1,268.5         $  1,238.9       $   719.7
                                                                            ==========         ==========       =========

Operating income:
   Vegetables1                                                              $     70.8         $     46.0       $    11.5
   Fruits                                                                         13.9                8.4            17.1
   Snacks                                                                          6.7                3.3             6.1
   Canned Meals                                                                    6.7                6.5             6.8
   Other                                                                           4.6                3.7            (0.3)
                                                                            ----------         ----------       ---------
     Continuing segments operating income                                        102.7               67.9            41.2
   Businesses sold                                                                (1.2)               5.1            14.5
                                                                            ----------         ----------       ---------
         Total                                                                   101.5               73.0            55.7
Gains on sales of assets                                                           6.7               64.7             0.0
Restructuring expense                                                              0.0               (5.0)            0.0
                                                                            ----------         ----------       ---------
Total consolidated operating income                                              108.2              132.7            55.7
Interest expense                                                                 (83.5)             (67.4)          (30.7)
Amortization of debt issue costs associated with the Bridge Facility               0.0               (5.5)            0.0
                                                                            ----------         ----------       ---------
Pretax income before extraordinary item, dividends and allocation of
  net proceeds                                                              $     24.7         $     59.8       $    25.0
                                                                            ==========         ==========       =========
Total Assets:
   Vegetables                                                               $    966.2         $    974.1       $   300.8
   Fruits                                                                         79.4               90.2            87.5
   Snacks                                                                         43.5               40.9            43.1
   Canned Meals                                                                   45.7               46.2            49.8
   Other                                                                          52.2               43.1            47.4
                                                                            ----------         ----------       ---------
     Continuing segments                                                       1,187.0            1,194.5           528.6
   Businesses sold                                                                 0.0                1.1            37.9
   Assets held for sale                                                            0.3                0.9             2.7
                                                                            ----------         ----------       ---------
       Total                                                                $  1,187.3         $  1,196.5       $   569.2
                                                                            ==========         ==========       =========

Depreciation expense:
   Vegetables                                                               $     24.6         $     15.7       $     8.2
   Fruits                                                                          1.7                2.4             3.6
   Snacks                                                                          2.4                1.7             1.6
   Canned Meals                                                                    1.2                1.2             1.0
   Other                                                                           1.2                1.0             1.4
                                                                            ----------         ----------       ---------
     Continuing segments                                                          31.1               22.0            15.8
   Businesses sold                                                                 1.5                2.8             2.2
                                                                            ----------         ----------       ---------
     Total                                                                  $     32.6         $     24.8       $    18.0
                                                                            ==========         ==========       =========

Amortization Expense:
   Vegetables                                                              $       6.1         $      5.4       $     0.6
   Fruits                                                                          0.1                0.1             0.3
   Snacks                                                                          0.8                0.9             0.6
   Canned meals                                                                    0.7                0.7             0.8
   Other                                                                           0.7                0.6             0.6
                                                                           -----------         ----------       ---------
     Continuing segments                                                           8.4                7.7             2.9
   Businesses sold                                                                 0.4                1.7             0.7
                                                                           -----------         ----------       ---------
       Total                                                               $       8.8         $      9.4       $     3.6
                                                                           ===========         ==========       =========

(Dollars in Millions)                                                                    Fiscal Years Ended
                                                                          --------------------------------------------------
                                                                          June 24, 2000      June 26, 1999     June 27, 1998
                                                                          -------------      -------------     -------------
Capital expenditures:
   Vegetables                                                              $      21.4         $     19.5       $     8.0
   Fruits                                                                          1.6                1.3             1.5
   Snacks                                                                          2.3                2.0              1.8
   Canned Meals                                                                    1.1                0.6             0.5
   Other                                                                           0.2                0.3             0.4
                                                                           -----------         ----------       ---------
     Continuing Segments                                                          26.6               23.7            12.2
   Businesses sold                                                                 0.4                0.1             1.9
                                                                           -----------         ----------       ---------
       Total                                                               $      27.0         $     23.8       $    14.1
                                                                           ===========         ==========       =========

1 The vegetable product line includes earnings derived from Agrilink Foods' investment in Great Lakes Kraut Company, LLC of $2.4 million, $2.8 million and $1.9 million in fiscal 2000, fiscal 1999, and fiscal 1998, respectively. See NOTE 3 to the "Notes to Consolidated Financial Statements" - "Acquisitions and Disposals - Formation of New Sauerkraut Company."


NOTE 9.       COMMON STOCK AND CAPITALIZATION

The following table illustrates the Cooperative's shares authorized, issued, and outstanding at June 24, 2000 and June 26, 1999.


                                                                                        Shares Issued and Outstanding
                                                                                              Fiscal Years Ended

                                                      Par               Shares         --------------------------------
                                                     Value            Authorized       June 24, 2000      June 26, 1999
                                                     -----            ----------       -------------      -------------

Class A Common Stock                                 $ 5.00            5,000,000         2,132,981         1,995,740
Class B Common Stock                                 $ 5.00            2,000,000           723,229                 0
Non-Cumulative Preferred Stock                       $25.00            5,000,000            34,400            39,635
Class A Cumulative Preferred Stock                   $ 1.00           10,000,000         4,249,007         3,694,495
Class B Cumulative Preferred Stock                   $ 1.00            9,500,000                 0                 0
Class C Cumulative Preferred Stock                   $ 1.00           10,000,000                 0                 0
Class D Cumulative Preferred Stock                   $ 1.00           10,000,000                 0                 0
Class E Cumulative Preferred Stock                   $ 1.00           10,000,000                 0                 0
Class B, Series I 10% Cumulative Preferred Stock     $ 1.00              500,000            23,664            26,061

On March 4, 1999, the Cooperative authorized up to $15,000,000 of special membership interests which shall have a stated value equal to such interests' face amount.

Common Stock: The Common Stock purchased by members is related to the crop delivery of each member. Regardless of the number of shares held, each member has one vote. As of June 24, 2000, there were 626 holders of the Class A Common Stock and 150 holders of Class B Common Stock. Common Stock may be transferred to another grower only with approval of the Pro-Fac Board of Directors. If a member ceases to be a producer of agricultural products which is marketed through the Cooperative, then it must sell its Common Stock to another grower within the members' pool that is acceptable to the Cooperative. If no such grower is available to purchase the stock, then the member must sell its Common Stock to the Cooperative at par value. There is no established public trading market for the Common Stock of the Cooperative.

In fiscal 2000, 1999, and 1998 dividends on Class A Common Stock were paid at a rate of 5.0 percent. There were no dividends paid on the Class B Common Stock. Subsequent to June 24, 2000, the Cooperative declared a cash dividend at a rate of 5.0 percent on the Class A Common Stock. These dividends amounted $0.5 million and were paid in July 2000.

At June 24, 2000 and June 26, 1999, there were outstanding subscriptions, at par value, of 233,977 and 384,649 shares for Class A Common Stock, respectively. These shares are issued as subscription payments are received. There were no outstanding subscriptions for the Class B Common Stock.

Preferred Stock: Except for the Class B, Series I, 10 Percent Cumulative Preferred Stock, all preferred stock outstanding originated from the conversion at par value of retains at the discretion of Pro-Fac's board of directors. Preferred Stock is non-voting, except that the holders of preferred and common stock are entitled to vote as separate classes on certain matters which would affect or subordinate the rights of the class.

On August 23, 1995, the Cooperative commenced an offer to exchange one share of its Class A Cumulative Preferred Stock (liquidation preference $25 per share) for each of its existing Non-cumulative Preferred Stock (liquidation preference $25 per share). Pro-Fac's Class A Cumulative Preferred Stock is listed under the symbol PFACP on the Nasdaq National Market System. As of June 24, 2000, the number of Class A Cumulative Preferred Stock record holders was 1,831.

The "Class B, Series I, 10 Percent Cumulative Preferred Stock (the "Class B Stock") is issued to employees pursuant to an Employee Stock Purchase Plan. At least once a year, Pro-Fac plans to offer to repurchase at least 5 percent of the outstanding shares of Class B Stock.


The dividend rates for the preferred stock outstanding are as follows:

Non-Cumulative Preferred Stock                               $1.50 per share paid annually at the discretion of the Board.

Class A Cumulative Preferred Stock                           $1.72   per   share   annually,   paid  in   four   quarterly
                                                             installments of $.43 per share.

Class B, Series I, 10 Percent Cumulative Preferred Stock     $1.00 per share paid annually.

Subsequent to June 24, 2000, the Cooperative declared a cash dividend of $1.50 per share on the Non-cumulative Preferred Stock and $.43 per share on the Class A Cumulative Preferred Stock. These dividends amounted to $1.9 million and were paid in July 2000.

Retained Earnings Allocated to Members ("Retains"): Retains arise from patronage income, and are allocated to the accounts of members within 8.5 months of the end of each fiscal year.

         Qualified Retains: Qualified retains are freely transferable. At the discretion of the Board of Directors qualified retains may mature into preferred stock in December of the fifth year after allocation. Qualified retains are taxable income to the member in the year the allocation is made.

         Non-Qualified Retains: Non-qualified retains may not be sold or purchased. At the discretion of the Board of Directors the non-qualified retains allocation may be redeemed in five years through partial payment in cash and issuance of preferred stock. The non-qualified retains will not be taxable to the member until the year of redemption.

         Non-qualified retains may be subject to later adjustment if such is deemed necessary by the Board of Directors because of events which may occur after the retains were allocated.

Beginning with the retains issued in 1995, the maturity of all future retains, if approved by the Board of Directors, will result in the issuance of Class A Cumulative Preferred Stock.

Earned Surplus: Earned surplus consists of accumulated income after distribution of earnings allocated to members, dividends and after state and federal income taxes. Earned surplus is reinvested in the business in the same fashion as retains.

NOTE 10.      SUBSIDIARY GUARANTORS

Kennedy Endeavors, Incorporated and Linden Oaks Corporation, wholly-owned subsidiaries of Agrilink Foods ("Subsidiary Guarantors") and Pro-Fac, have jointly and severally, fully and unconditionally guaranteed, on a senior subordinated basis, the obligations of Agrilink Foods with respect to Agrilink Foods' 11 7/8 percent Senior Subordinated Notes due 2008 and the New Credit Facility. The covenants in the New Notes and the New Credit Facility do not restrict the ability of the Subsidiary Guarantors to make cash distributions to Agrilink Foods.

Separate financial statements and other disclosures concerning the Subsidiary Guarantors are not presented because management has determined that such financial statements and other disclosures are not material. Accordingly, set forth below is certain summarized financial information derived from unaudited historical financial information for the Subsidiary Guarantors, on a combined basis.

(Dollars in Thousands)

                                                  Fiscal Year Ended

                                       -----------------------------------------
                                         June 24,       June 26,      June 27,
                                            2000          1999          1998
                                       -----------     ---------     ---------
Summarized Statement of Operations:

    Net sales/royalty income           $    74,163     $  33,026     $  12,086
    Gross profit                            59,072        23,641         5,123
    Income from continuing operations       59,343        20,732         1,002
    Net income                              38,575        13,401         1,002

Summarized Balance Sheet:

    Current assets                     $     3,258     $   1,759     $   2,033
    Noncurrent assets                      211,107       217,684         7,129
    Current liabilities                      6,926         8,290         1,267

NOTE 11.      OTHER MATTERS

Legal Matters: The Cooperative is party to various litigation and claims arising in the ordinary course of business. Management and legal counsel for the Cooperative are of the opinion that none of these legal actions will have a material effect on the financial position of the Cooperative.

Commitments: Agrilink Foods has guaranteed an approximate $3.0 million loan for Great Lakes Kraut Company, LLC in which Agrilink Foods has a 50 percent interest.

Agrilink Foods has guaranteed an approximate $1.4 million loan for the City of Montezuma to renovate a sewage treatment plant operated in Montezuma on behalf of the City.